Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Investor Relations
408-542-5050
investor.relations@Finisar.com
FINISAR WINS $78.9 MILLION PATENT INFRINGEMENT VERDICT
AGAINST DIRECTV
SUNNYVALE, Calif.—(Market Wire)—June 26, 2006—Finisar Corporation (Nasdaq: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported that it had won $78.9 million in back damages in a verdict against the DIRECTV satellite television company in a patent infringement case. After a two week trial in federal district court, a Beaumont, Texas jury rendered a decision last Friday that found DIRECTV and its affiliated companies to be directly, literally and willfully infringing upon Finisar’s information transmission patent and awarded the sizable verdict to Finisar.
At issue in the case was Finisar’s U.S. Patent No. 5,404,505 (the ‘505 patent). The methods found within the ‘505 patent were invented by Finisar’s co-founder, Dr. Frank Levinson, who filed a patent application in 1991. The patent addresses unique ways to transmit and broadcast digital information to a wide base of subscribers. The Beaumont jury unanimously upheld the validity of the Levinson ‘505 patent.
“We think jurors used careful reasoning and sound judgment in coming to their decision,” said Finisar lead counsel Larry Laycock of the Salt Lake City, Utah based law firm of Workman Nydegger. “In reaching a unanimous verdict on all counts, including willful infringement, the jurors sent a strong message regarding the claims in this case,” commented Finisar’s local trial counsel, Larry Germer of the Germer Gertz firm in Beaumont, Texas.
“We have invested significant time and effort to amass a sizeable patent portfolio, the ‘505 patent being just one of them,” said Jerry Rawls, Finisar’s Chairman of the Board and President and CEO. “Intellectual property is an important asset of our Company and we are committed to protecting our intellectual property rights.”
“This verdict confirms our long-held belief that the methods found within the ‘505 patent, developed by my colleague and business partner Frank Levinson, are major contributions to the field of digital information transmission,” added Rawls. “I sincerely appreciate the effort and attention that the Beaumont jury gave to our case. As a result of this verdict, Finisar will continue its ongoing ‘505 patent licensing discussions with other companies operating data distribution networks.”

Finisar Wins $78.9 million Patent Infringement Verdict Against DIRECTV

The case, Finisar Corporation v. DIRECTV, et al, Docket No. 1:05-cv-264, was filed in the United States District Court for the Eastern District of Texas, Beaumont Division. Judge Ron Clark presided over the trial.
ABOUT FINISAR
Finisar Corporation is a technology leader for fiber optic subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs) using Fibre Channel, IP, SAS, SATA and SONET/SDH-based protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar’s expectations, beliefs, intentions, or strategies regarding the future. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the ongoing legal proceedings related to the ‘505 patent and technological and commercial developments in the rapidly evolving satellite transmission industry. Further information regarding these and other risks relating to Finisar’s business is set forth in Finisar’s Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.